                                                                    EXHIBIT 99.1

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

         Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc. and Waddell & Reed Investment Management Company (the "Filing Persons"), hereby agree to file jointly a Schedule 13G and any amendments thereto relating to the aggregate ownership by each of the Filing Persons of any voting equity security of a class which is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, as required by Rule 13d-1 and Rule 13d-2 promulgated under the Securities Exchange Act of 1934. Each of the Filing Persons agrees that the information set forth in such
Schedule 13G and any amendments thereto with respect to such Filing Person will be true, complete and correct as of the date of such Schedule 13G or such amendment, to the best of such Filing Person's knowledge and belief, after reasonable inquiry. Each of the Filing Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Filing Person. Each of the Filing Persons shall promptly notify the other Filing Persons if any of the information set forth in the Schedule 13G or any amendments thereto shall become inaccurate in any material respect or if said person learns of information that would require an amendment to the Schedule 13G.

         IN WITNESS WHEREOF, the undersigned have set their hands this 14th day of February 2003.



Waddell & Reed Financial, Inc.            Waddell & Reed Financial Services, Inc.

By: /s/ Daniel C. Schulte                 By: /s/ Wendy J. Hills
Name:   Daniel C. Schulte                 Name:   Wendy J. Hills
Title:  Vice President                    Title:  Attorney-In-Fact


Waddell & Reed, Inc.                      Waddell & Reed Investment Management Company

By: /s/ Wendy J. Hills                    By: /s/ Wendy J. Hills
Name:   Wendy J. Hills                    Name:   Wendy J. Hills
Title:  Attorney-In-Fact                  Title:  Attorney-In-Fact